April 12, 1995



Todd Kahn
444 East 86 Street
New York, New York 10028

Dear Todd:

Reference is hereby made to the Employment Agreement, dated as of June 1, 1993, between
yourself as the Employee and Salant Corporation.

We have mutually agreed to amend the Employment Agreement,
 effective April 14, 1995, as
follows:

     1. Section 3 of the Employment Agreement is hereby deleted in its entirety and substituted with the following therefore:

          "Section 3.    Term of Employment.    For purposes of this
 Agreement, the
          term "Employment Period"  shall mean the period commencing
 April 14, 1995
          and ending  December 31, 1997.    The Corporation agrees that if
 it intends to
          renew or extend the term of the Employment Period beyond December 31, 1997, it will so notify the Employee in writing on or before July 1, 1997 and
          will provide the Employee with the terms upon which the Corporation proposes such employment continuation."

     2. Paragraph (a) of Section 4 is hereby deleted in its entirety an d substituted with the following therefore:

          "(a)    Salary.    As annual salary for the services to be rendered
 by the
          Employee a salary at the rate of $165,000 per annum from April 14, 1995 to
          November 30, 1995; $200,000 per annum from December 1, 1995 to November 30, 1996; and $225,000 per annum from December 1, 1996 through
          December 31, 1997, payable in bi-weekly installments during the Employment
                    Period."

     3. The first sentence of Section 5 is hereby deleted in its entirety and substituted with the following therefore:

          "In addition to the nonqualified stock options to purchase 20,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Corporation granted to the Employee prior to April 13, 1995, the Corporation shall grant to the Employee nonqualified stock options to purchase 15,000 shares of Common Stock of the Corporation pursuant to the Corporation's 1987
Stock Plan, 1988 Stock Plan and/or 1993 Stock Plan at such time as shares of
          Common Stock become available."

 4. Exhibit 1 of the Employment Agreement is hereby deleted in its entirety and substituted with the following therefore:

 "If the Corporation's operating income (before amortization of intangibles), as shown on its audited financial statements for any Fiscal Year during the Employment Period ("Actual Annual Operating Income"), is equal to or greater than 90% and less than 100% of the amount of operating income (before amortization of intangibles and after the reserve for contingencies)
 provided for
     in Salant's annual business plan for that Fiscal Year ("Planned Annual Operating Income"), the Employee shall receive a cash bonus equal to 40% of his Salary at the end of the applicable Fiscal Year ("Annual Salary").

 If the Corporation's Actual Annual Operating Income is equal to 100% of Planned Annual Operating Income, the Employee shall receive a cash bonus equal to 50% of his Annual Salary.  For example if the Corporation's Actual
  Annual Operating Income is equal to 100% of its Planned Annual Operating Income for the 1995 Fiscal Year, the Employee shall receive a cash bonus equal to $100,000.

For each full five percentage points (after rounding to the nearest 1/100th of a percent) by which the Corporation's Actual Annual Operating Income exceeds
          100% of Planned Annual Operating Income, the Employee shall receive an additional cash bonus equal to 5% of his Annual Salary.

  Actual Annual Operating Income shall be calculated without giving effect to unusual or nonrecurring items of income or expense."
.
Except as specifically set forth herein, the Employment Agreement remains in full
force and effect and is hereby ratified, confirmed and approved.
  The Employment
Agreement, as

modified by this letter, is the only agreement that governs the terms of your employment
All other letters, agreements and memorandum are hereby null and void.

     If the foregoing correctly sets forth our mutual agreement, please sign and return to me the three attached copies of this letter.

                              Very truly yours,

                              SALANT CORPORATION


                              By:  ______________________________
                                   Nicholas P. DiPaolo
                                   Chairman of the Board,
                                   President and CEO


Accepted and Agreed To:


By:  _______________________________
     Todd Kahn

Date:  _____________________________